Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/25/2017	Investors: Mike Flores, 630-623-3519
Media: Terri Hickey, 630-623-5593
McDONALD'S REPORTS SECOND QUARTER 2017 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2017.
“We’re building a better McDonald’s and more customers are noticing,” said McDonald’s President and Chief Executive Officer Steve Easterbrook.  “Our relentless commitment to running great restaurants and keeping the customer at the center of everything we do is generating broad-based strength and momentum across our entire business.  For the quarter, we delivered our strongest global comparable sales and guest count results in more than five years.  We're now introducing our Velocity Growth Plan accelerators in more restaurants around the world, bringing meaningful benefits to more customers through digital, delivery and our Experience of the Future.”
Second quarter highlights:

•	Global comparable sales increased 6.6%, reflecting positive guest counts in all segments

•	Consolidated revenues decreased 3% (2% in constant currencies), due to the impact of the Company's strategic refranchising initiative

•	Systemwide sales increased 8% in constant currencies, due to strong comparable sales performance and restaurant expansion

•	Consolidated operating income increased 24% (26% in constant currencies), which included a benefit from the prior year's strategic charges of approximately $230 million

•
Diluted earnings per share of $1.70 increased 36% (38% in constant currencies). Excluding the impact of the current quarter and prior year strategic charges of $0.03 and $0.20 per share, respectively, diluted earnings per share increased 19% (21% in constant currencies)

•	Returned $1.8 billion to shareholders through share repurchases and dividends
In the U.S., second quarter comparable sales increased 3.9%, reflecting the national cold beverage value promotion and the launch of the Signature Crafted premium sandwich platform. The U.S. continues to build momentum as it executes strategies to enhance convenience, strengthen value and innovate around the menu to bring more customers to McDonald's more often. Operating income for the quarter increased 5%, reflecting higher sales-driven franchised margin dollars, G&A savings and higher gains on sales of restaurants.
Comparable sales for the International Lead segment increased 6.3% for the quarter, led by continued momentum in the U.K., strong performance in Canada and Germany and positive results across all other markets. The segment’s operating income increased 8% (13% in constant currencies), fueled primarily by sales-driven improvements in franchised margin dollars.
In the High Growth segment, second quarter comparable sales increased 7.0%, led by strong performance in China and positive results across the entire segment. The segment’s operating income rose 28% (28% in constant currencies), with about half of the increase resulting from lower depreciation expense due to the accounting treatment related to the pending sale of the China and Hong Kong businesses.
In the Foundational Markets & Corporate segment, second quarter comparable sales rose 13.0% and operating income increased significantly, led by very strong performance in Japan as well as strong results across the segment's other geographic regions. The segment also benefited from comparison to the prior year's strategic charges.
Steve Easterbrook concluded, “Whilst we’re encouraged by our results from the first half of 2017, we’re not complacent.  Today, we’re acting like a leadership brand, taking on new challenges and opportunities and moving with a greater sense of purpose and urgency.  We’re building on our momentum, leveraging our size and scale and executing with greater precision against our priorities to retain, regain and convert customers by giving them even more reasons to visit and enjoy McDonald’s.  I’m confident that we’re on the right path to continue positively impacting sales, guest traffic and customer satisfaction as we work to bring the biggest benefit to the most people in the shortest possible time.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2017	2016	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2017	2016	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,049.7	$6,265.0	(3)%	(2)%	$11,725.6	$12,168.9	(4)%	(3)%
Operating income	2,295.1	1,857.9	24	26	4,329.1	3,638.2	19	21
Net income	1,395.1	1,092.9	28	30	2,609.9	2,217.7	18	20
Earnings per share-diluted	$1.70	$1.25	36%	38%	$3.17	$2.51	26%	29%
Results for the quarter and six months reflected stronger operating performance and G&A savings across all segments and improved performance in Japan. Both periods also benefited from lower depreciation expense, primarily in China and Hong Kong, that in accordance with Held for Sale accounting rules, ceased recording depreciation. Additionally, the six months benefited from a gain on the strategic sale of a restaurant property in the U.S.
Results for both periods also benefited from comparison to the prior year's strategic charges of approximately $230 million, consisting primarily of non-cash impairment charges related to the Company's ongoing refranchising initiatives, as well as the decision to relocate the Company's headquarters. Excluding the impact of the current quarter and prior year strategic charges, diluted earnings per share increased 19% (21% in constant currencies) for the quarter, and 19% (20% in constant currencies) for the six months.
Foreign currency translation had a negative impact of $0.03 and $0.06 on diluted earnings per share for the quarter and six months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2017.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on July 25, 2017. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
McDonald’s plans to release third quarter results before the market opens on October 24, 2017 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 37,000 locations in over 100 countries. Approximately 85% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on July 25, 2017. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2017	2016	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,569.6	$3,916.6	$(347.0)	(9)%
Revenues from franchised restaurants	2,480.1	2,348.4	131.7	6

TOTAL REVENUES	6,049.7	6,265.0	(215.3)	(3)

Operating costs and expenses
Company-operated restaurant expenses	2,903.3	3,248.1	(344.8)	(11)
Franchised restaurants-occupancy expenses	438.0	430.9	7.1	2
Selling, general & administrative expenses	525.4	596.1	(70.7)	(12)
Other operating (income) expense, net	(112.1)	132.0	(244.1)	n/m
Total operating costs and expenses	3,754.6	4,407.1	(652.5)	(15)

OPERATING INCOME	2,295.1	1,857.9	437.2	24

Interest expense	230.9	223.9	7.0	3
Nonoperating (income) expense, net	2.8	(16.2)	19.0	n/m

Income before provision for income taxes	2,061.4	1,650.2	411.2	25
Provision for income taxes	666.3	557.3	109.0	20

NET INCOME	$1,395.1	$1,092.9	$302.2	28%

EARNINGS PER SHARE-DILUTED	$1.70	$1.25	$0.45	36%

Weighted average shares outstanding-diluted	819.2	871.2	(52.0)	(6)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2017	2016	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$6,981.5	$7,670.1	$(688.6)	(9)%
Revenues from franchised restaurants	4,744.1	4,498.8	245.3	5

TOTAL REVENUES	11,725.6	12,168.9	(443.3)	(4)

Operating costs and expenses
Company-operated restaurant expenses	5,719.7	6,423.4	(703.7)	(11)
Franchised restaurants-occupancy expenses	868.1	846.0	22.1	3
Selling, general & administrative expenses	1,046.7	1,174.1	(127.4)	(11)
Other operating (income) expense, net	(238.0)	87.2	(325.2)	n/m
Total operating costs and expenses	7,396.5	8,530.7	(1,134.2)	(13)

OPERATING INCOME	4,329.1	3,638.2	690.9	19

Interest expense	449.5	442.2	7.3	2
Nonoperating (income) expense, net	10.7	(30.6)	41.3	n/m

Income before provision for income taxes	3,868.9	3,226.6	642.3	20
Provision for income taxes	1,259.0	1,008.9	250.1	25

NET INCOME	$2,609.9	$2,217.7	$392.2	18%

EARNINGS PER SHARE-DILUTED	$3.17	$2.51	$0.66	26%

Weighted average shares outstanding-diluted	822.3	883.8	(61.5)	(7)%
n/m Not meaningful

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